EXHIBIT 3.4

CERTIFICATE OF CONVERSION

Pursuant to

§ 265 of the Delaware General Corporation Law

The undersigned, being authorized to execute and file this Certificate of Conversion, hereby certifies that:

FIRST: The date on which the limited liability company, Ariel Way, LLC, was first formed is February 10, 2004.

SECOND: The name of the limited liability company immediately prior to filing this Certificate of Conversion is Ariel Way, LLC.

THIRD: The name of the corporation as set forth in its Certificate of Incorporation filed in accordance with Section 265(b) is Ariel Way, Inc.

FOURTH: The limited liability company herein being converted is duly organized and existing under the laws of Delaware.

___________________________________
Arne Dunhem
Member